UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
August 1, 2012 (July 31, 2012)
Date of Report (date of earliest event reported)
VALENCE TECHNOLOGY, INC.
(Exact name of Registrant as specified in its charter)
Delaware	0-20028	77-0214673
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)
12303 Technology Boulevard, Suite 950 Austin, Texas 78727
(Address of principal executive offices)

(512) 527-2900
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 31, 2012, the Board voted to appoint T. Joseph Fisher, III to the Board.  Mr. Fisher does not have any understandings or relationships with third parties pursuant to which he was appointed to the Board.  The Board has determined that Mr. Fisher meets the definition of an independent director under applicable rules.

From 2008 to 2012, Mr. Fisher served as CEO and President of Contour Energy Systems, Inc., a privately held advanced battery company based in Azusa, CA.  From 2007 to present, Mr. Fisher served as owner and president of JCF International, LLC, an international consulting firm focused on the battery market.  Prior to that, Mr. Fisher was a Vice President for Energizer Holdings, Inc. in the areas of Business Development and Global Rechargeables.  Additionally, Mr. Fisher was employed by Union Carbine Corporation in their strategic planning group.  Mr. Fisher earned a Bachelor of Science degree from the University of Cincinnati, a Masters of Business Administration from West Virginia College of Graduate Studies - Marshall University, and completed an Executive Financial Management Program at the University of Pennsylvania’s Wharton School of Finance.

Upon his appointment to the Board, Mr. Fisher was granted an option, pursuant to our 2009 Equity Incentive Plan, to purchase 100,000 shares of our common stock with an exercise price of $0.02 per share, the closing price of our common stock on the OTC Bulletin Board on July 31, 2012, the date of the grant.  The option will vest in equal quarterly installments over four years, subject to his continued service on the Board.  Additionally, Mr. Fisher, as a non-employee director, is eligible to receive $2,000 for each regularly scheduled quarterly meeting of the Board and reimbursement for his expenses incurred in connection with attendance at Board meetings.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VALENCE TECHNOLOGY, INC.

Dated: August 1, 2012	By:	/s/ Roger A. Williams
Roger A. Williams
Vice President-Law, General Counsel and Secretary